Exhibit 10.1

August 5, 2004

Leerink Swann & Company
One Federal Street, 37th Floor
Boston, MA 02110

Re:      Placement Agent Services

Ladies and Gentlemen:

This letter will confirm the understanding concerning placement agent services to be provided by Leerink Swann & Company (“Leerink”) to Akorn, Inc. (“Akorn”). Leerink is being engaged by Akorn to help Akorn on a “best efforts” basis to market to accredited investors a proposed investment in Akorn’s capital stock and warrants, or other instruments deemed appropriate by Akorn, in a “PIPE” transaction or other private placement (the “Transaction”).

Leerink agrees to assist in structuring the Transaction, in cooperation with Akorn’s officers, directors, attorneys and accountants. Leerink’s assistance shall include, but not be limited to: (i) assisting Akorn in determining the price at which shares of capital stock should be offered for sale; (ii) evaluating the advantages and disadvantages of offering warrants as a “package deal” with the shares of capital stock sold, including a study of the various pricing options available; (iii) collaborating with Akorn’s legal counsel in the preparation of the subscription documents; and (iv) directing Akorn and its officers in the sales effort prior to the actual commencement of the offering. It is understood that execution of this agreement does not assure the successful completion of the Transaction.

In consideration for Leerink’s services in connection with the Transaction, Akorn shall pay Leerink six percent (6%) of the gross cash proceeds received by Akorn from the Transaction (the “Placement Agent Fee”), payable upon the consummation of the Transaction. If the Transaction is consummated by means of more than one closing, Leerink shall be entitled to the fees provided herein with respect to each such closing. Any proceeds received by Akorn upon the exercise or conversion of any securities that are issued to investors in connection with the Transaction shall not be included for purposes of calculating the Placement Agent Fee and Leerink shall not be entitled to any additional payments upon the exercise or conversion of such securities. In addition and regardless of whether the Transaction is consummated, upon request by Leerink from time to time, Akorn shall reimburse Leerink for all reasonable out-of-pocket expenses incurred by Leerink in connection with its engagement hereunder, including reasonable fees and expenses of its counsel, up to $25,000.00 in the aggregate.

Akorn acknowledges and agrees that Leerink has been retained solely to provide the advice or services set forth in this agreement. Leerink shall act as an independent contractor, and any duties of Leerink arising out of its engagement hereunder shall be owed solely to Akorn. As Leerink will be acting on your behalf in such capacity, it is our firm practice to be indemnified in connection with engagements of this type and Akorn agrees to the indemnification agreement attached hereto as Exhibit A. Any advice, written or oral, provided by Leerink pursuant to this agreement will be treated by Akorn as confidential, will be solely for the information and assistance of Akorn in connection with the Transaction and may not be quoted, nor will any such advice or the name of Leerink be referred to, in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by Akorn or any affiliate, director, officer, employee, agent or representative of any thereof, without, in each instance, Leerink ‘s prior written consent.

Leerink represents and warrants that it shall comply with all rules and regulations applicable to it in connection with the Transaction and that it is licensed or registered as it is required to be to perform its obligations in connection with the Transaction and agrees to maintain the effectiveness of such license or registration throughout the term of the Transaction.

If this accurately reflects your understanding, then please execute two copies of this agreement and return them in the envelope provided. We look forward to working with Leerink in the successful completion of this transaction.

Sincerely,

/s/ Jeffrey A. Whitnell

Jeffrey A. Whitnell, Chief Financial Officer

Acknowledged and accepted:	Leerink Swann & Company

	By:	/s/ Stuart Barich

	Its:	Managing Director

EXHIBIT A

     This Exhibit A is entered into pursuant to, and is made a part of, the attached agreement (the “Agreement”) between Leerink and Akorn (the “Company”). Capitalized terms used and not defined in this Exhibit A shall have the meanings assigned them in the attached Agreement.

     The Company agrees to indemnify and hold harmless Leerink, its affiliates, and each of its partners, directors, officers, consultants, employees, advisors, representatives and controlling persons (each an “Indemnified Person”) from and against any claims, losses, damages, expenses or liabilities (collectively, “Losses”), including without limitation any time spent by Leerink’s professional and legal advisors (subject to the limitations set forth below), incurred in connection with investigating, preparing, defending, paying, settling or compromising any action, claim or proceeding to which any Indemnified Person may become subject and which is related to or arises out of the engagement set forth in the Agreement or the transactions contemplated thereby. The Company will not, however, be responsible to an Indemnified Person with respect to any Losses to the extent that a court of competent jurisdiction shall have determined by a final judgment not subject to further appeal that such Losses resulted substantially from actions taken or omitted to be taken by such or any other Indemnified Person due to the Indemnified Person’s or any other Indemnified Person’s gross negligence, bad faith, violation of law or willful misconduct.

     The Company will reimburse each Indemnified Person for Losses as such Losses are incurred or paid, notwithstanding the absence of judicial determination as to the propriety or enforceability of the Company’s obligation to reimburse such Indemnified Person for such Losses and the possibility that such payments might later be held by a court of competent jurisdiction to have been improper. To the extent that any such reimbursement is so held to have been improper, the Indemnified Person shall promptly return it to the Company, together with interest, compounded annually, equal to the prevailing prime rate as published from time to time by The Wall Street Journal.

     If the indemnification provided for herein should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company shall pay to or on behalf of each Indemnified Person contributions for Losses so that the Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by such Indemnified Person on the one hand and the Company on the other hand in connection with this engagement and any transactions contemplated hereby or (ii) if the allocation on the basis set forth in the immediately preceding clause (i) is not permitted by applicable law, to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of the Indemnified Person and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses exceed the amount of the fees actually received by Leerink pursuant to the Agreement. The respective relative benefits received by all Indemnified Persons and the Company shall be deemed to be in the same proportion as the aggregate fee paid to Leerink pursuant to the Agreement bears to the total consideration paid or contemplated to be paid to, or received by, the Company or its stockholders, as the case may be, in connection with transactions contemplated by the Agreement, whether or not such transactions are consummated. The relative fault of each Indemnified Person and the Company shall be determined by reference to, among other things, whether the actions or failures to act were by such Indemnified Person or the Company, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action or failure to act. Notwithstanding the foregoing, no Indemnified Person shall have any obligation to investigate or verify the information provided to Leerink in connection with their providing financial advisory services under the Agreement, and the Company shall be solely liable for any Losses related to or arising out of the use of such information that is inaccurate for any reason.

     The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, Leerink, consultants, advisors, representatives, control persons or stockholders, directly or indirectly, related to or arising out of the Agreement or any transactions contemplated thereby, in connection with claims by third parties except Losses incurred by the Company to the extent a court of competent jurisdiction shall have determined by a final judgment not subject to further appeal that such Losses resulted primarily from actions taken or the failure to take actions by such Indemnified Person due to such Indemnified Person’s gross negligence, bad faith, violation of law or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature. Leerink likewise indemnifies the Company in the event of gross negligence, bad faith, material violation of law or willful misconduct on the part of any Leerink party, subject to the limit of the fees actually paid to Leerink hereunder. Leerink will reimburse the Company for Losses related to the foregoing as such Losses are paid, notwithstanding the absence of judicial determination as to the propriety or enforceability of Leerink’s obligation to reimburse the Company for such Losses and the possibility that such payments might later be held by a court of competent jurisdiction to have been improper. To the extent that any such reimbursement is so held to have been improper, the Company shall promptly return it to Leerink, together with interest, compounded annually, equal to the prevailing prime rate as published from time to time by The Wall Street Journal.

     In case any proceeding shall be instituted involving any Indemnified Person, such Indemnified Person shall promptly notify the Company in writing. The failure of an Indemnified Person to provide such prompt notice shall not reduce such Indemnified Person’s right to indemnification or contribution hereunder to the extent that such failure does not materially prejudice the ability to defend such proceeding. The Company shall retain counsel reasonably satisfactory to Leerink to represent the Indemnified Persons and any others the Company may designate in such proceeding, shall have sole control of the defense of any such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, except to the extent that (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel at the Company’s expense or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company or any others the Company may designate and one or more Indemnified Persons, and representation of the Indemnified Persons and such other parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case in which one or more Indemnified Persons are entitled to separate counsel due to such actual or potential differing interests, the Company shall not be liable for the expenses of more than one separate counsel, and such counsel shall be designated in writing by Leerink. The Company shall have sole control of any settlement of any proceeding for which it is obligated to provide indemnification hereunder. Notwithstanding the foregoing the Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of, or consent to the entry of any judgment in connection with, any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity or contribution could have been sought hereunder by such Indemnified Person, unless such settlement or judgment includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of the proceeding.

     The obligations of the Company referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall inure to the benefit of and be binding upon any successors, assigns, heirs and personal representatives of any Indemnified Person or the Company.

Leerink Swann & Company
By:	/s/ Stuart Barich
Stuart Barich
Managing Director Corporate Finance

Agreed to and Accepted:

AKORN, Inc.
By:	Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer

Date: August 5, 2004